Exhibit (d)(1)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Amended and Restated

Alliance One International, Inc.

2007 Incentive Plan

Form of Restricted Stock Unit Agreement

(Stock Settled)

THIS AGREEMENT, dated the        day of             , 2015, between Alliance One International, Inc., a Virginia corporation (the “Company”), and the “Participant”, is made pursuant and subject to the provisions of the Amended and Restated Alliance One International, Inc. 2007 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock Units. Pursuant to the terms of the Plan, the Company, on                      , 2015 (the “Date of Award”) awarded the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a Stock Unit Award covering                  shares of Common Stock of the Company (the “Restricted Stock Units”).

2. Terms and Conditions.

a. Vesting. Except as provided in paragraph 2(d), the Participant’s interest in the Restricted Stock Units shall vest and become non-forfeitable, so long as the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Award, with respect to 50% of the shares of Common Stock subject to this Restricted Stock Unit on the first anniversary of the Date of Award, with respect to 25% of the shares of Common Stock subject to this Restricted Stock Unit on the second anniversary of the Date of Award and with respect to the remaining 25% of the shares of Common Stock subject to this Restricted Stock Unit on the third anniversary of the Date of Award; provided that no fraction of a share shall become vested on the first or second anniversaries of the Date of Award, with the amount of shares becoming vested on such anniversaries being rounded down to the nearest whole number of shares that will vest on such anniversary and the sum of such fractional shares not so vested on the first and second anniversaries becoming vested on the third anniversary of the Date of Award. Notwithstanding the foregoing, any unvested Restricted Stock Units covered by this Agreement, shall vest upon the date of the earliest of the following events (i) the Participant’s death or (ii) the termination of the Participant’s employment on account of Disability; provided that the Participant remains in the continuous employ of the Company or an Affiliate from the Date of the Award until the occurrence of such earliest event. Restricted Stock Units that have not vested in accordance with the preceding sentences of this paragraph 2(a) shall be forfeited, and the Participant shall have no further rights with respect to the Restricted Stock Units, upon the termination of the Participant’s employment with the Company and its Affiliates other than with respect to Restricted Stock Units that become vested as a result of the Participant’s death or termination of the Participant’s employment on account of Disability.

b. Settlement. If the Participant vests in some or all of the Restricted Stock Units pursuant to paragraph 2(a), the vested Restricted Stock Units shall be settled by the Company in shares of Common Stock, in accordance with this paragraph. As soon as practicable after any Restricted Stock Unit vests, but in any event no later than December 31 in the calendar year in which the Restricted Stock Units vest, the Company will issue to the Participant (or his or her estate, if the Participant is deceased) one whole share of Common Stock for such vested Restricted Stock Unit. Notwithstanding the foregoing, if the Restricted Stock Units become vested pursuant to clause (i) or (ii) of paragraph 2(a), at any time in October, November or

December, the deadline for settling such vested Restricted Stock Units shall be March 15 in the calendar year immediately following the calendar year in which such Restricted Stock Units vest.

c. Transferability. The Restricted Stock Units may not be transferred before they become vested in accordance with paragraph 2(a). If the Restricted Stock Unit becomes vested in accordance with paragraph 2(a) and settled in accordance with paragraph 2(b), the shares of Common Stock for such vested Restricted Stock Unit will not become transferable until the earlier of (i) the third anniversary of the Date of Award or (ii) the date the Participant’s employment with the Company or any Affiliate terminates. Notwithstanding the preceding two sentences, shares of Common Stock for such vested Restricted Stock Unit may be surrendered to, or withheld by, the Company in accordance with the procedures established by the Company to satisfy income and employment taxes attributable to the Restricted Stock Unit.

d. Misconduct. The Committee shall have the authority to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any non-vested Restricted Stock Units awarded under this Agreement if the Committee determines that the Participant has (i) violated the Company’s Code of Conduct (as in effect from time to time); (ii) violated any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an Affiliate; or (iii) engaged in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission (the foregoing enumerated items being hereinafter referred to, individually or collectively, as a “Prohibited Activity”).

Furthermore, in the event the Committee in its discretion determines that the Participant has engaged in a Prohibited Activity at any time prior to the later of six months after the settlement of any vested Restricted Stock Units pursuant to paragraph 2(b), the Committee may rescind the settlement of any Restricted Stock Units hereunder, provided the Committee takes such action within two years after the occurrence of the Prohibited Activity. Upon such rescission, the Company at its sole option, may require the Participant to (a) deliver and convey to the Company the shares of Common Stock issued in settlement of the Restricted Stock Units awarded hereunder; (b) in the case any such shares of Common Stock have been sold in a market transaction to an unrelated party by the Participant, pay to the Company an amount equal to the proceeds from the sale of such shares; (c) in the case any such shares of Common Stock have otherwise been disposed of by the Participant, pay to the Company an amount in cash equal to the product of the number of such shares multiplied by the closing price for a share of Common Stock, as reported on the primary securities exchange on which the Common Stock is then traded, on the date the Committee determined that the Participant has engaged in the Prohibited Activity pursuant to paragraph 2(c) hereof, and if such date is not a day on which such securities exchange is open for trading shares of the Common Stock, then on the next succeeding day on which such securities exchange is open for trading shares of the Common Stock. The Company shall be entitled to set-off any such amount owed to the Company against any amount or benefit owed to the Participant by the Company, and the Participant shall forfeit the amount or benefit applied to set-off such amount owed to the Company. Further, if the Company commences an action against such Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Participant engaged in a Prohibited Activity, the Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

e. Stock Power. With respect to shares of Common Stock subject to rescission under paragraph 2(d), the Participant does hereby irrevocably constitute and appoint the Alliance One International, Inc. Corporate Secretary or the Vice President Human Resources as his attorney to transfer on the books of the Company, with full power of substitution in the premises, any shares of Common Stock the issuance or delivery of which is rescinded in accordance with this Agreement. Such person or persons shall use the authority granted in this paragraph 2(e) to cancel any shares of Common Stock the issuance or delivery of which is rescinded under paragraph 2(d).

3. Shareholder Rights. The Participant will have no voting, dividend or other stockholder rights with respect to Restricted Stock Units. With respect to Common Stock issued to the Participant pursuant to paragraph 2(b), the Participant will be treated as a stockholder and shall have applicable voting, dividend and other stockholder rights beginning on the actual date of issue.

4. Assignability. The Restricted Stock Units, including any interest therein, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution. The Restricted Stock Units have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and no transfer or assignment of the Restricted Stock Units (or any Common Stock issued pursuant thereto) may be made in the absence of an effective registration statement under such laws or the availability of an exemption from the registration provisions thereof in respect of such transfer or assignment.

5. Disability. For purposes of this Agreement, “Disability” means that the Participant has ceased active employment with the Company and its Affiliates on account of a permanent and total disability as defined in Section 22(e)(3) of the Code.

6. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by the Participant or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In accordance with procedures established by the Company, the Company may withhold from Common Stock delivered to the Participant, sufficient shares of Common Stock (valued as of the date of vesting) to satisfy withholding and employment taxes, or the Company shall direct the Participant to pay to the Company in cash sufficient amounts to satisfy such obligation.

7. No Right to Employment. The Plan and this Agreement will not confer upon the Participant any right with respect to the continuance of employment or other service with the Company or any Affiliate and will not interfere in any way with any right that the Company or any Affiliate would otherwise have to terminate any employment or other service of the Participant at any time. For purposes of this Agreement, the continuous employ of the Participant with the Company or an Affiliate shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Affiliate by reason of (a) the transfer of his or her employment among the Company and its Affiliates or (b) an approved leave of absence.

8. Not Part of Regular Compensation. This Agreement shall not be construed as a guarantee that the Participant will earn or accrue a benefit. The Participant agrees and acknowledges that the Restricted Stock Units and any benefits that may be earned with respect thereto are not and shall not be treated as part of the Participant’s regular compensation for any purpose.

9. Relation to Other Benefits. Except as specifically provided, any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Affiliate and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or an Affiliate.

10. Compliance with Section 409A of the Code.

a. This Agreement shall at all times be construed in a manner to comply with Code Section 409A, including, if applicable, compliance with any exemptions from Code Section 409A.

b. The parties intend that all amounts realized by or payable to Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A.

c. In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.

d. If Participant is a “specified employee” within the meaning of Code Section 409A, any amount payable upon Participant’s separation from service that is considered deferred compensation under Code Section 409A (and is not exempt from Code Section 409A) cannot be paid prior to the earlier of (i) six months after the date of Participant’s separation from service or (ii) the date of Participant’s death.

e. The Committee and the Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.

11. Change in Capital Structure. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article XII of the Plan.

12. Impact of Change in Control. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article X of the Plan.

13.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

14. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.

15. Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

16. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

17. Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Restricted Stock Units hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.

18. Committee Discretion. The Committee shall have all of the powers granted under the Plan, including but not limited to the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.

4